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                                                                     Exhibit 5.1

[Cooley Godward LLP Letterhead]

November 8, 2000

Quokka Sports, Inc.
525 Brannan Street
San Francisco, CA  94107

Ladies and Gentlemen:

We have acted as counsel for Quokka Sports, Inc. (the "Company" or "Quokka") in connection with the merger (the "Merger") and other transactions contemplated by the certain Agreement and Plan of Merger and Reorganization, dated as of July 20, 2000, as amended, by and between Quokka and Total Sports Inc., a Delaware corporation ("Total"). This opinion is being furnished in connection with a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the resale of up to 7,717,387 shares of common stock (the "Shares") to be issued in connection with the merger of a Quokka and Total, with Quokka remaining as the surviving corporation.

In rendering this opinion, we have examined the following documents (i) the Company's Certificate of Incorporation and Bylaws, as amended and restated since the inception of the Company; (ii) the minutes of the Board of Directors' meeting convened on July 14, 2000; (iii) the Registration Statement; and (iv) such other documents, legal opinions, precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide the basis for the below opinion.

We are of the opinion that the Shares, when issued in connection with the merger of the Company and Total, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

                                       Very truly yours,
                                       COOLEY GODWARD LLP

                                       By: /s/ Jodie M. Bourdet
                                          --------------------------------------
                                               Jodie M. Bourdet